Execution Version

ASSET PURCHASE AGREEMENT by and between BG STAFFING, LLC, as Buyer, L.J. KUSHNER & ASSOCIATES, L.L.C., as Seller, LEE J. KUSHNER, as the Selling Person, and BG STAFFING, INC., as BG Parent

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ARTICLE I	PURCHASE OF ASSETS 1

1.1	Purchase of Assets 1

1.2	Excluded Assets 2

1.3	Assumed Liabilities 3

1.4	Excluded Liabilities 3

1.5	Consideration 4

1.6	Earn-Out 4

1.7	Purchase Price Adjustment 8

1.8	Closing 10

1.9	Closing Deliveries 10

1.10	Further Assurances 11

1.11	Allocation of Purchase Price 11

1.12	Payment of Holdback Amount 13

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER 13

2.1	Organization 13

2.2	Authority 13

2.3	Title to Assets 14

2.4	No Violation 14

2.5	Governmental Consents 15

2.6	Financial Information 15

2.7	Absence of Certain Changes 16

2.8	Taxes 16

2.9	Proceedings 18

2.10	Compliance with Laws 18

2.11	Permits 18

2.12	Employee Matters 18

2.13	Employee Benefit Plans 19

2.14	Business Contracts 20

2.15	Customers 21

2.16	Warranties 21

2.17	Intellectual Property Rights 22

2.18	Environmental Matters 22

99080865.1	i

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2.19	Competing Interests 22

2.20	No Brokers 22

2.21	Investment Intent 22

2.22	No Other Representations and Warranties 23

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES 23

3.1	Organization 23

3.2	Authority 24

3.3	No Violation 24

3.4	Governmental Consents 24

3.5	No Brokers 24

3.6	Independent Review 24

3.7	No Other Representations and Warranties 25

ARTICLE IV	COVENANTS AND AGREEMENTS 25

4.1	Assistance with Permits and Filings 25

4.2	Transaction Costs 25

4.3	Transferred Staff Employees 25

4.4	Transfer Taxes 26

4.5	Tax Responsibility; Tax Information; Tax Proration 27

4.6	Name Change 28

4.7	Discharge of Liabilities 28

4.8	Assignment of Assumed Contracts 28

4.9	Accounts Receivable 28

4.10	Financial Statements for Assets 29

4.11	New Jersey Offices 29

ARTICLE V	INDEMNIFICATION 29

5.1	Indemnification of Buyer 29

5.2	Indemnification of Seller and the Selling Person 30

5.3	Survival 30

5.4	Time Limitation 30

5.5	Limitations on Amount 31

5.6	Right of Setoff 33

5.7	Matters Involving Third Party and Direct Claims 33

99080865.1	ii

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5.8	Miscellaneous 35

ARTICLE VI	NONCOMPETITION AND NONSOLICITATION AGREEMENT 35

6.1	Noncompetition and Nonsolicitation 35

ARTICLE VII	MISCELLANEOUS 37

7.1	Notices 37

7.2	Counterparts 38

7.3	Interpretation 38

7.4	Severability 38

7.5	Binding Effect; Assignment 38

7.6	Entire Agreement; Amendment 38

7.7	Specific Performance; Remedies Exclusive 39

7.8	GOVERNING LAW 39

7.9	Drafting 39

7.10	Usage 39

7.11	Certain Definitions 39

7.12	Guaranty by the Selling Person 43

7.13	Attorney-Client Communications 43

99080865.1	iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of December 13, 2019, is made and entered into by and between BG Staffing, LLC, a Delaware limited liability company (“Buyer”), L.J. Kushner & Associates, L.L.C., a New Jersey limited liability company (“Seller”), and, solely for purposes stated herein, (i) Lee J. Kushner, an individual resident of the State of New Jersey and the majority owner of Seller (the “Selling Person”), and (ii) BG Staffing, Inc., a Delaware corporation and the parent corporation of Buyer (“BG Parent”, with Buyer, each a “Buyer Party” and together, the “Buyer Parties”).
WHEREAS, Seller is a provider of Cybersecurity retained search services that specializes in recruiting high and mid-level security professionals (such business, the “Business”);
WHEREAS, Seller desires to sell and assign substantially all of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Seller and assume certain specified Liabilities of the Business, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Selling Person will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to the Buyer Parties’ execution and delivery hereof, the Buyer Parties have required that the Selling Person guarantee certain of Seller’s obligations under this Agreement and agree to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
Purchase of Assets
1.1    Purchase of Assets. At the closing of the transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”), Seller shall sell, transfer, assign and deliver to Buyer the Assets, and Buyer shall purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means all of Seller’s right, title and interest in the tangible and intangible assets used in, generated by or associated with the Business (but excluding the Excluded Assets), and specifically includes (please refer to Section 7.11 for definitions of certain capitalized terms used in this Agreement):all fixed assets of Seller, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements (the “Tangible Personal Property”);
(a)    all Intellectual Property of Seller with respect to the Business, including the Intellectual Property listed on Schedule 2.17;

(b)    the current assets of Seller as reflected on Schedule 1.7(a), including the Acquired Accounts Receivable, which have been used for purposes of calculating the Adjusted Net Working Capital;
(c)    all right, title and interest under each of the Customer Contracts, which are listed on Schedule 1.1 (d);
(d)    all right, title and interest under each of the other contracts listed on Schedule 1.1(e) (collectively, the contracts listed on Schedules 1.1(d) and 1.1(e), the “Assumed Contracts”);
(e)    all goodwill related to the Business;
(f)    all right, title and interest in Seller’s trade names used in the Business, including “L.J. Kushner & Associates” and any derivations thereof;
(g)    all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;
(h)    all Records of the Business, including customer lists, resumes, referral sources, research and development reports, payroll and billing reports, operating guides and manuals, financial and accounting information, information relating to Staff Employees, creative materials, advertising materials, and promotional materials relating to the Business; and
(i)    any revenue generated by the Acquired Accounts Receivable after the effective time of the Closing on the Closing Date.
1.2    Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) any interest in the Real Property, including the land and buildings located at 36 W. Main St., Suite 302, Freehold, New Jersey 07728 (the “New Jersey Offices”), except that Buyer will have the right to use and occupy the New Jersey Offices in substantially the same manner as Seller immediately prior to the Closing; (b) the rights which accrue or will accrue to Seller or the Selling Person under this Agreement and the other Seller Documents; (c) Seller’s Cash Equivalents; (d) any employee advances of Seller; (e) any prepaid insurance expenses of Seller; (f) any intercompany receivables of Seller; (g) any Excluded Accounts Receivable; (h) any Tax refunds relating to the operation of the Business or the Assets prior to the Closing Date; (i) any Employee Benefit Plans (except to the extent expressly set forth on Schedule 1.1(e)); (j) except as otherwise required by this Agreement, any Tax records, Tax Returns, Tax audit information and financial statements and documents related thereto; and (k) the Organizational Documents, minute books, stock books, books of account or other records having to do with the organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Staff Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain (collectively, the “Excluded Assets”); provided, however, that, upon the reasonable request of Buyer, Seller will provide Buyer with copies of any Records described in Section 1.2(j) or Section 1.2(k) (except to the extent Seller is prohibited from providing copies of such Records by applicable Law). Seller expressly acknowledges that Buyer will not assume any Employee Benefit Plans of Seller or take on any Liability relating to any Employee Benefit Plans of Seller except as otherwise expressly stated in this Agreement.
1.3    Assumed Liabilities. At the Closing, Buyer will only assume: (a) the current liabilities of Seller (not including Indebtedness but including, for purposes of clarity, all accounts payable of the Business incurred in the ordinary course of business), as reflected on Schedule 1.7(a), which have been used for purposes of calculating the Adjusted Net Working Capital; and (b) Seller’s post-Closing performance and other obligations relating to the operation of the Business under the Assumed Contracts; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, whether or not known by Seller as of the Closing (collectively, the “Assumed Liabilities”).
1.4    Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Seller or the Selling Person of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including, without limitation, those Liabilities set forth below (except to the extent it is an Assumed Liability) (collectively, the “Excluded Liabilities”):
(a)    Liabilities in respect of any of the Excluded Assets;
(b)    Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing;
(c)    Liabilities relating to Indebtedness or intercompany payables of Seller;
(d)    Liabilities relating to loans or payables by Seller to the Selling Person or other Liabilities of Seller to the Selling Person;
(e)    Liabilities of Seller or its direct or indirect owner(s) relating to (i) Taxes for any taxable period (or portion thereof) ending on or before the Closing Date, taking into account the pro rata amount allocated to the pre-Closing period determined under Section 4.5; (ii) any Taxes described in Section 4.4 that are the responsibility of the Seller; (iii) unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee by contract or otherwise; (iv) payments to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; or (v) any other Taxes for which Seller or the Selling Person is responsible under Section 4.4 or Section 4.5; provided, however, that the revenue generated on the Closing Date as described in Section 1.1(j) shall be deemed to have occurred on the first day after Closing, and therefore, Buyer shall be fully responsible for Taxes associated with such revenue;

(f)    Liabilities related to Seller’s or the Selling Person’s transaction fees and expenses contemplated in Section 4.2 or otherwise;
(g)    any undisclosed Liability;
(h)    Liabilities incurred other than in the ordinary course of Seller’s business, consistent with past practice;
(i)    Liabilities related to any Employee Benefit Plans (except to the extent such Employee Benefit Plan is expressly set forth on Schedule 1.1(e));
(j)    Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;
(k)    all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered on or prior to the Closing Date;
(l)    Liabilities of Seller relating to any, or with respect to any, present or former employees, officers, directors, retirees, independent contractors or consultants, including, without limitation any change of control or severance Liabilities relating to such individuals, except to the extent accrued for as current liabilities in Adjusted Net Working Capital;
(m)    Liabilities related to any Real Property; and
(n)    any other Liability that is not an Assumed Liability.
1.5    Consideration. Buyer is assuming the Assumed Liabilities and the Buyer Parties agree to pay Seller and the Selling Person an aggregate of $9,500,000, in accordance with this Section 1.5 and subject to adjustment as provided in Section 1.7 (the “Purchase Price”), of which the Parties agree that (a) $9,450,000 will constitute consideration for the acquisition of the Assets from Seller, and (b) $50,000 will constitute consideration for the Selling Person entering into the agreements and covenants set forth herein, including Section 6.1. The Purchase Price will be paid by the Buyer Parties to Seller at Closing as follows: (i) $7,500,000 of the Purchase Price shall be paid in cash by wire transfer of immediately available funds to the account(s) specified in Schedule 1.5, (ii) $1,000,000 of the Purchase Price (the “Holdback Amount”) shall be withheld by the Buyer Parties in escrow as partial security for any Liability that may be asserted against Buyer with respect to the Tax obligations of the Seller to the New Jersey Department of Treasury, Division of Taxation (the “Division of Taxation”), and (iii) BG Parent will issue and deliver to the Selling Person 47,403 shares of BG Parent’s common stock, par value $0.01 per share (collectively, the “BG Parent Shares”). The Holdback Amount will be disbursed pursuant to Section 1.12.
1.6    Earn-Out.
(a)    Year One Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being December 30, 2019) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being

December 27, 2020) (such period of time, “Year One”), Seller shall be entitled to the following aggregate amount (if any) based upon the Adjusted Earnings for Year One (any such payment, the “Year One Earn-Out Payment”):
(i) if Adjusted Earnings for Year One is less than or equal to $1,704,000, then Seller shall not be entitled to any Year One Earn-Out Payment;
(ii) if the Adjusted Earnings for Year One is greater than $1,704,000, but less than $2,153,000, then Seller shall be entitled to receive a Year One Earn-Out Payment that is equal to: $1,250,000 multiplied by the result of: (x) the Adjusted Earnings for Year One minus $1,704,000 divided by (y) $449,000; or
(iii) if the Adjusted Earnings for Year One is greater than or equal to $2,153,000, then Seller shall be entitled to receive a Year One Earn-Out Payment that is equal to $1,250,000.
(b)    Year Two Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being December 28, 2020) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being December 26, 2021) (such period of time, “Year Two”), Seller shall be entitled to the following aggregate amount (if any) based upon the Adjusted Earnings for Year Two (any such payment, the “Year Two Earn-Out Payment” and, together with the Year One Earn-Out Payment, the “Earn-Out Payments”):
(i) if Adjusted Earnings for Year Two is less than or equal to $1,789,000, then Seller shall not be entitled to any Year Two Earn-Out Payment;
(ii) if the Adjusted Earnings for Year Two is greater than $1,789,000, but less than $2,261,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to: $1,250,000 multiplied by the result of: (x) the Adjusted Earnings for Year Two minus $1,789,000 divided by (y) $472,000; or
(iii) if the Adjusted Earnings for Year Two is greater than or equal to $2,261,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $1,250,000.
Notwithstanding any provision herein to the contrary, (1) in the event that the Adjusted Earnings for Year One plus the Adjusted Earnings for Year Two (such sum, the “Actual Two Year Adjusted Earnings”) is greater than or equal to $4,414,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $2,500,000 minus the Year One Earn-Out Payment (if any) made in accordance with Section 1.6(b), and (2) in the event that the Actual Two Year Adjusted Earnings is less than $4,414,000, but is greater than or equal to $3,493,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to: (i) $2,500,000 multiplied by the result of: (x) the Actual Two Year Adjusted Earnings minus $3,493,000 divided by (y) $921,000, minus (ii) the Year One Earn-Out Payment (if any) made in accordance with Section 1.6(b). If the Actual Two

Year Adjusted Earnings is less than $3,493,000, then Seller shall be not be entitled to any Year Two Earn-Out Payment. Further, in no event and under no circumstances will Seller be entitled to receive Earn-Out Payments that, in the aggregate, exceed $2,500,000.
Schedule 1.6 sets forth, for illustrative purposes only, certain examples of when the Year One Earn-Out Payment and Year Two Earn-Out Payment would be owed by the Buyer Parties pursuant to this Section 1.6 and the methodology for calculating Adjusted Earnings (the “Adjusted Earnings Methodology”).
(c)    Definitions. For purposes of this Section 1.6, the following terms shall have the following meanings:
(i)    “Adjusted Earnings” shall be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and shall mean, for each applicable year (e.g., Year One and Year Two), (w) the revenue of the Earnings Business for such year, plus (x) any Contingent Business Adjusted Earnings (as defined below) for such year, minus (y) the cost of services to the Earnings Business for such year, which shall include, to the extent applicable, billable staffing independent contractor payments, the temporary payroll, the temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates with respect to the Earnings Business, fees and costs associated with the Patient Protection and Affordable Care Act, worker’s compensation insurance cost associated with the temporary payroll, and any other costs directly related to providing such services, minus (z) selling expenses relating to the Earnings Business, which shall not include any allocation of corporate overhead.
(ii)    “Earnings Business” shall mean the Buyer Parties’ and their respective Affiliate’s cybersecurity retained search service business and any other cybersecurity related business, including but not limited to, staff augmentation, consulting, contingency recruitment or outsourcing business
(iii)    “Contingent Business Adjusted Earnings” shall mean the positive amount, if any, that the revenue resulting from contingent or temporary staffing services allocated to the Earnings Business for such year exceeds the sum of (i) the costs of services to contingent or temporary staffing services allocated to the Earnings Business for such year, which shall include, to the extent applicable, billable staffing independent contractor payments, the temporary payroll, the temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates with respect to such staffing services, fees and costs associated with the Patient Protection and Affordable Care Act, worker’s compensation insurance cost associated with the temporary payroll, and any other costs directly related to providing such services, plus (ii) selling expenses relating to contingent or temporary staffing services allocated to the Earnings Business for such year, which shall not include any allocation of corporate overhead.

(d)    Payment of Earn-Out. The Earn-Out Payments, if any, shall be paid by the Buyer Parties to Seller by wire transfer of immediately available funds to the account(s) specified by Seller within sixty (60) calendar days after the last day of Year One with respect to the Year One Earn-Out Payment (the “Year One Earn-Out Payment Date”) and sixty (60) calendar days after the last day of Year Two with respect to the Year Two Earn-Out Payment (the “Year Two Earn-Out Payment Date”); provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to Seller, within thirty (30) calendar days after the end of such fiscal month, a statement showing Buyer’s good faith calculation of the Adjusted Earnings (each, a “Adjusted Earnings Statement”) for such fiscal month and the cumulative Adjusted Earnings for the applicable twelve-month period that includes such fiscal month. The Adjusted Earnings Statement covering Year One or Year Two, as applicable, shall include Buyer’s good faith calculation of the resulting Earn-Out Payment in accordance with the Adjusted Earnings Methodology, if any, and is referred to herein as an “Annual Adjusted Earnings Statement.” The Parties shall treat the Earn-Out Payments as additional Purchase Price for income Tax purposes.
(e)    Procedure for Objecting to Calculation of Adjusted Earnings. Buyer shall deliver to Seller the Annual Adjusted Earnings Statement within thirty (30) calendar days after the end of Year One or Year Two, as applicable. If Seller has not given any notice of objection with respect to an Annual Adjusted Earnings Statement within thirty (30) calendar days after its delivery to Seller by Buyer, then the calculation of Adjusted Earnings for the period covered by such Annual Adjusted Earnings Statement shall be as set forth in such report; provided, however, that during such thirty (30) calendar day period, upon reasonable notice to Buyer, Seller and Seller’s accountants shall have reasonable access to the relevant books and records of Buyer, the personnel of Buyer (provided that access to such personnel shall be during normal business hours) and all other information reasonably requested by Seller and Seller’s accountants to the extent it relates to the Annual Adjusted Earnings Statement. If, however, Seller has given a written notice of objection with respect to an Annual Adjusted Earnings Statement specifying the items and amounts to which Seller is objecting within the applicable thirty-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to such Annual Adjusted Earnings Statement within ten (10) calendar days after the delivery of Seller’s objection notice to the disputed Annual Adjusted Earnings Statement, then Buyer and Seller shall submit such disputed Annual Adjusted Earnings Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Annual Adjusted Earnings Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement within thirty (30) calendar days after the request. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual Adjusted Earnings Statement and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties. The resolution of the dispute with respect to any Earn-Out Payment pursuant to this Section 1.6 and the calculation of any Earn-Out Payment that is the subject of the applicable objection notice (which shall be determined by mutual agreement of Seller and Buyer, and, failing such mutual agreement, shall be determined by the Independent Accounting Firm) shall be final and binding upon the Parties hereto.
(f)    Other Earn-Out Matters. The Parties acknowledge and agree that, from the Closing Date through the end of Year Two (the “Earn-Out Period”), the Selling Person will manage the operating and profit and loss of the Earnings Business, subject to BG Parent’s reasonable control and subject to the Selling Person working in good faith to operate the Earnings Business in the best interest of the Buyer, BG Parent and BG Parent’s stockholders. Each Buyer Party covenants and agrees that it shall not, directly or indirectly, take any actions in bad faith that would have the primary purpose of avoiding or reducing any of the Earn-Out Payments hereunder, including, without limitation, diverting resources, working capital or employees from the Earnings Business. Buyer shall maintain separate profit and loss statements for the Earnings Business from the Closing Date through the end of Year Two. In the event that prior to the end of Year Two (i) the Selling Person’s employment is terminated by B G Staff Services, Inc. (or any Affiliate thereof) without “Cause” (as defined in the Employment Agreement), (ii) the Selling Person’s employment with B G Staff Services, Inc. (or any Affiliate thereof) is terminated by the Selling Person for “Good Reason” (as defined in the Employment Agreement), or (iii) there occurs a sale or other disposition of all or substantially all of the assets of Buyer or BG Parent, or a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in Buyer or BG Parent on the Closing Date becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the interests in Buyer or BG Parent, as applicable, and such buyer or control entity does not assume the obligations of Buyer or BG Parent, as applicable, under this Section 1.6 (by contract, operation of law or otherwise) (such event in clause (i), (ii) or (iii), a “Triggering Event”), then the Buyer Parties shall pay Seller $2,500,000 minus the amount of any Earn-Out Payment previously paid no later than ten (10) calendar days following the date such Triggering Event occurs.
1.7    Purchase Price Adjustment. An adjustment amount pursuant to this Section 1.7 (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.
(a)    Preparation of Closing Date Net Working Capital Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the current assets and current liabilities of Seller as of the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net

Working Capital of Seller immediately prior to 12:01 a.m. Eastern Time on the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP in all material respects and otherwise in accordance with Seller’s historical accounting methods, policies, practices and procedures and in accordance with the example calculation of the net working capital of the Business set forth on Schedule 1.7(a) (the “Net Working Capital Methodology”).
(b)    Procedure for Objecting to Calculation of Adjusted Net Working Capital.
(i)    On or prior to the sixtieth (60th) calendar day following Buyer’s delivery of the Closing Date Net Working Capital Statement, Seller may give Buyer a written notice stating Seller’s objection to the Closing Date Net Working Capital Statement and Buyer’s calculation of the Adjusted Net Working Capital. During such sixty (60) calendar day period, upon reasonable notice to Buyer, Seller and Seller’s accountants shall have reasonable access to the relevant books and records of the Business, the personnel of Buyer (provided that access to such personnel shall be during normal business hours) and all other information reasonably requested by Seller and Seller’s accountants to the extent it relates to the Closing Date Net Working Capital Statement. If Seller has not given any notice of objection with respect to the Closing Date Net Working Capital Statement within sixty (60) calendar days after its delivery by Buyer, then the failure to deliver such notice of objection shall constitute Seller’s acceptance of the Closing Date Net Working Capital Statement and Buyer’s calculation of the Adjusted Net Working Capital set forth therein. If, however, Seller has given a written notice of objection with regard to the Closing Date Net Working Capital Statement and Buyer’s calculation of the Adjusted Net Working Capital set forth therein, specifying the items and amounts to which Seller is objecting within the applicable 60-day period, pursuant to this Section 1.7(b), then Buyer and Seller shall attempt to resolve their differences in good faith.
(ii)    If Buyer and Seller cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement and the calculation of the Adjusted Net Working Capital within ten (10) calendar days after the delivery of Seller’s objection notice to the Closing Date Net Working Capital Statement, then Buyer and Seller shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Seller with respect to the Adjusted Net Working Capital, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within thirty (30) calendar days after the request. The determination of any of the Closing Date Net Working Capital Statement disputed items by the Independent Accounting Firm shall be within, and limited by, the range comprised of the respective determination of each of the Parties’ calculation with respect to such disputed items. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties. The resolution of the dispute pursuant to this Section 1.7 and the calculation of any Purchase Price Adjustment that is the subject of the applicable objection notice (which shall be determined by mutual agreement of Seller and Buyer, and, failing such mutual agreement, shall be determined by the Independent Accounting Firm) shall be final and binding upon the Parties hereto.
(iii)    As used herein “Final Adjusted Net Working Capital” means (i) the Adjusted Net Working Capital as shown in the Closing Date Net Working Capital Statement if no objection notice with respect thereto is timely delivered by Seller to Buyer pursuant to Section 1.7(b)(i) or, (ii) if an objection notice is so timely delivered, (x) as agreed to by Buyer and Seller pursuant to Section 1.7(b)(i) or (y) in the absence of such agreement, the Independent Accounting Firm’s determination pursuant to Section 1.7(b)(ii).
(iv)    If the Final Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount (subject to Section 5.6) shall be paid by the Buyer Parties to Seller. If the Final Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital, such deficit amount shall be paid by Seller to Buyer. The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within ten (10) Business Days after its determination in accordance with this Section 1.7(b) and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved by pursuant to this Section 1.7(b).
1.8    Closing. The Closing shall take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.
1.9    Closing Deliveries. Contemporaneously with the execution and delivery of this Agreement:
(a)    Seller will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;
(b)    Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;
(c)    Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;
(d)    B G Staff Services Inc. and Seller will execute and deliver to each other an employee lease agreement, which is attached hereto as Exhibit C;
(e)    B G Staff Services Inc. and the Selling Person will execute and deliver to each other an employment agreement (the “Employment Agreement”), which is attached hereto as Exhibit D;
(f)    Seller will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as customary payoff letters, to evidence the release of any and all Liens on the Assets, other than Permitted Liens;
(g)    Seller will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.8;
(h)    Seller will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement; and
(i)    Seller will deliver to Buyer or otherwise make available the originals or copies of all of Seller’s books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, including any log-in information and passwords necessary to access such information (except for the Purchase Price).
1.10    Further Assurances. At or after the Closing, and without further consideration, (a) Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) the Buyer Parties will execute and deliver to Seller such further instruments as Seller may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Seller.

1.11    Allocation of Purchase Price. Within sixty (60) calendar days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price (which for purposes of this Section 1.11 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.5. Such allocation shall be prepared in accordance with the following methodology: (a) if an Asset is reflected in Adjusted Net Working Capital as finally determined pursuant to Section 1.7 and is categorized within the Class I through IV asset classes of Treasury Regulations Section 1.338-6, the fair market value of such Assets shall be as reflected in the Adjusted Net Working Capital as finally determined pursuant to Section 1.7, (b) if an Asset is not reflected in the Final Adjusted Net Working Capital, as finally determined pursuant to Section 1.7 and is categorized within the Class I through IV asset classes of Treasury Regulations Section 1.338-6, the fair market value of such Assets shall be the book value of such Assets at Closing (as calculated in accordance with Seller’s historical accounting methods, policies, practices and procedures), (c) the adjusted Tax basis of the Class V through VI asset classes of Treasury Regulations Section 1.338-6 shall be treated as their respective fair market values, (d) the value of the restrictive covenants set forth in Article VI shall equal $50,000, and (e) all residual fair market value of the Company assets shall be assigned to the Treasury Regulations Section 1.338-6 Class VII asset class of Treasury Regulations Section 1.338-6. For a period of sixty (60) calendar days following Seller’s receipt of Buyer’s proposed allocation, Seller and Buyer shall work together to seek an agreement on the proposed allocation. If Seller and Buyer are unable to reach an agreement regarding such allocation during such 60-day period (or by such other deadline as Seller and Buyer agree in writing), Buyer and Seller shall submit their disagreement to the Independent Accounting Firm to be resolved in accordance with the preceding methodology. The final allocation, whether as prepared by Buyer and not timely objected to by Seller, as agreed by the Parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all Parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, Seller, the Buyer Parties, the Selling Person and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no Party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation; and further provided, however, that (a) Buyer’s cost may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (b) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for income Tax purposes. In the event that the Final Allocation is disputed by any Governmental Body, the Party receiving the notice of the contest shall provide the other Parties with prompt written notice thereof (which in any event shall be provided within thirty (30) calendar days of receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 1.11 shall be borne 50% by Seller and 50% by Buyer. To the extent reasonably requested by any Party, subject to the foregoing, Buyer and Seller shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price (which shall include an adjustment pursuant to Section 4.9(e)) and the Earn-Out Payments (excluding imputed interest), if any, shall be allocated among the Assets in a manner consistent with the Final Allocation (and, if necessary, consistent with Section 4.9(e)).
1.12    Payment of Holdback Amount. Following the Closing, Seller shall timely and properly pay to the Division of Taxation any and all Taxes due and owed by Seller to the Division of Taxation (the “New Jersey Tax Liabilities”).  Seller shall consult with Buyer and provide Buyer with copies of information reasonably requested by Buyer relating to Seller’s good faith calculation of the New Jersey Tax Liabilities.  The Parties shall cooperate to pay the New Jersey Tax Liabilities directly from the Holdback Amount on Seller’s behalf, and in furtherance of the foregoing, shall execute and deliver to the other Parties or to the Division of Taxation, as applicable, such instruments as a Party may reasonably request in furtherance of the foregoing.  Upon Buyer’s receipt of a clearance letter, release or other evidence reasonably satisfactory to Buyer that the New Jersey Tax Liabilities have been timely and properly paid, which evidence may include reasonable documentation supporting the calculation of the New Jersey Tax Liabilities and payment thereof, then Buyer shall promptly disburse to Seller all of the then-remaining funds in the Holdback Amount; provided, that nothing herein shall relieve any of the Parties from their other respective obligations under this Agreement, including any indemnification for Taxes pursuant to Section 5.1(d).
ARTICLE II
Representations and Warranties of Seller
Seller hereby represents and warrants to Buyer as follows:
2.1    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Seller has full power to own its properties and to conduct the Business as presently conducted. Seller is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which Seller’s assets are located or in which the Business as presently conducted makes such qualification necessary. Seller is qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1. Set forth in Schedule 2.1 is a list of all assumed names under which Seller operates the Business and all jurisdictions in which any of such assumed names is registered with a Governmental Body. There is no pending or, to the Knowledge of Seller, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Seller.
2.2    Authority. Seller and the Selling Person have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Person pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Person of each Seller Document has been duly authorized by all necessary action on the part of Seller and the Selling Person. This Agreement and the other Seller Documents have been duly executed and delivered by Seller and the Selling Person. This Agreement and each of the other

Seller Documents are legal, valid and binding agreements of Seller and the Selling Person (assuming due authorization, execution and delivery by each other party thereto), enforceable against Seller and the Selling Person in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Selling Person is the holder of 99% of the issued and outstanding equity interests of Seller, the Selling Person’s spouse is the holder of the remaining 1% of the issued and outstanding equity interests of Seller, and no other Person owns any equity interest in Seller or has the right to acquire an equity interest in Seller.
2.3    Title to Assets.
(a)    Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by Seller and used in connection with the Business (the “Real Property”) and (ii) each other item of Tangible Personal Property with an individual fair market value of at least $1,000. There are no vehicles owned or leased by Seller and used in or associated with the Business. Seller does not own any real property.
(b)    The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in the Business and constitute all assets used to carry on the Business as currently conducted.
(c)    Seller has good and marketable title to all of the Assets it owns and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted and (ii) are in good working order and have been properly maintained.
(d)    To the Knowledge of Seller, the Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by Seller. There are no actions pending or, to the Knowledge of Seller, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. Seller has not received notice from any insurance company or Governmental Body of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Knowledge of Seller, no fact or condition exists or is threatened that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.

2.4    No Violation. Except as set forth on Schedule 2.4, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or give any Person the right to terminate or accelerate any obligation under, any (i) Organizational Document of Seller or (ii) any contract, agreement, Permit or Law to which Seller or the Selling Person (with respect to the Business) is a party or by which Seller, the Selling Person (with respect to the Business) or any of the Assets or the Business is in any way bound, except, in the case of clause (ii) above, as would not reasonably be expected to have a material adverse effect on the Business or the ability of Seller and the Selling Person to consummate the transactions contemplated hereby.
2.5    Governmental Consents. Except as set forth on Schedule 2.5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Seller or the Selling Person in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
2.6    Financial Information.
(a)    Attached as Schedule 2.6 are true and complete copies of (i) the unaudited consolidated balance sheet of Seller for Seller’s 2018 and 2017 fiscal years and as of November 30, 2019 (the “Latest Balance Sheet”) and the related unaudited consolidated income statements of Seller for the corresponding periods then ended, (ii) a detailed aging summary of the Acquired Accounts Receivable and the Excluded Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of Seller’s prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, and (iv) a detailed report of the Tangible Personal Property with an individual value of at least $1,000, including a description of each item of such Tangible Personal Property and the value assigned to each, as of the date of the Latest Balance Sheet (collectively, items (i) – (iv) above, the “Financial Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole (or in the case of clauses (ii) through (iv), the items specified therein) at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with Seller’s historical accounting methods, policies, practices and procedures. The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of Seller, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
(b)    Seller does not have any Liabilities of or relating to the Business which would have been historically reported on an unaudited balance sheet of Seller prepared in accordance with Seller’s historical accounting methods, policies, practices and procedures except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii)  Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Seller in the ordinary course of business, consistent with past practice, (including the Business Contracts).
(c)    All Acquired Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by Seller or on its behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Acquired Accounts Receivable are current and collectible net of any respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business.
2.7    Absence of Certain Changes. Since January 1, 2018 and through the Closing Date, Seller has operated the Business in the ordinary course of business, consistent with past practice, and there has not been:
(a)    any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Seller conducts the Business;
(b)    any change by Seller in its accounting methods, principles or practices relating to the Business;
(c)    the termination of employment (whether voluntary or involuntary) of any officer or key employee of Seller employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of Seller employed in the Business in excess of historical attrition in non-executive personnel;
(d)    any waiver by Seller of any material rights related to the Business or the Assets;
(e)    any other transaction, agreement or commitment entered into which obligates Seller to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings, except in each case in the ordinary course of business and consistent with past practice; or
(f)    any agreement to do any of the foregoing.
2.8    Taxes.
(a)    Except as set forth on Schedule 2.8: All Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Seller and the Selling Person that encompass or relate in any manner to the Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Taxes (whether or not shown on any Tax Return) relating to the Assets or the Business that are due and payable by the Selling Person have been timely paid. Seller is not currently the beneficiary of any extension of time with which to file any Tax Return relating to the Assets or the Business. No Tax deficiency relating to the Assets or the Business has been proposed or assessed against Seller or the Selling Person, and neither Seller nor the Selling Person has executed any waiver of any statute of limitations on the assessment or collection of any Tax relating to the Assets or the Business. No Tax audit, action, suit, Proceeding, investigation or claim relating to the Assets or the Business is now pending. No written claim has been made by a taxing authority in a jurisdiction in which Seller does not currently file Tax Returns that Seller is or may be subject to Tax by that jurisdiction. Seller has timely withheld or collected from each payment made to each of its employees, independent contractors, creditors, stockholders and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has timely paid the same to the proper Tax authorities or authorized depositaries and all federal, state and local Tax Returns required with respect to such payments have been completed. Except with respect to Taxes not yet due and payable or that are being contested in good faith by the Seller and for which a reserve has been established on the Latest Balance Sheet, there are no Liens other than Permitted Liens for unpaid Taxes on the Assets. None of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests in any Tax partnership or provisions requiring a partnership income Tax Return to be filed under the Code. None of the Assumed Liabilities includes an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise (other than (1) credit or other commercial agreements the primary purpose of which does not relate to Taxes, and (2) property Taxes payable with respect to leases of property), including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law). The unpaid Taxes of Seller (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in the notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns.
(b)    The representations in Section 2.8(a) and in Section 2.13 shall constitute the sole and exclusive representations and warranties regarding any Tax matters, including any representations or warranties regarding compliance with Tax Laws, Liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of the Seller. Nothing in Section 2.8(a) or otherwise in this Agreement will be construed as a representation or warranty with respect to any Tax position that the Buyer or its Affiliates may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.
(c)    “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, escheat, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (iii) interest, penalties and additions to tax imposed with respect thereto.
(d)    “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
2.9    Proceedings. There are currently no pending or, to the Knowledge of Seller, threatened Proceedings by any Person against Seller relating to or concerning the Business or to which any of the Assets may be subject. Except as described in Schedule 2.9, Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.
2.10    Compliance with Laws. Seller is in compliance in all material respects with, and has for the prior five (5) years been in compliance in all material respects with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations of any Governmental Body relating thereto (collectively, “Laws”).
2.11    Permits. Seller owns or possesses from each appropriate Governmental Body all right, title and interest in and to all Permits issued by any Governmental Body necessary to conduct the Business as presently conducted. Each such Permit is described in Schedule 2.11 and is included within the Assets. No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened, other than expiration in accordance with the terms thereof.
2.12    Employee Matters.
(a)    Schedule 2.12(a) sets forth a true and complete list of all employees of Seller (the “Staff Employees”), including the name, title or job description, compensation (through the date identified on Schedule 2.12(a)) and benefits for each Staff Employee. Seller does not use or engage, and has not used or engaged, any temporary personnel or billable staffing independent contractors in connection with the Business. No Staff Employee maintains H-1B nonimmigrant status as of the date hereof.
(b)    Seller maintains for each Staff Employee all material forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. No background checks for Staff Employees are required by Law.
(c)    Seller does not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to the Staff Employees. Seller has not experienced, and, to the Knowledge of Seller, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Seller has no plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers or Staff Employees.
(d)    Seller is, and since July 1, 2015 has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent that they relate to the Staff Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws.
2.13    Employee Benefit Plans.
(a)    Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material, bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or fringe benefit plan, agreement, policy, or arrangement (whether written or oral, qualified or nonqualified, currently effective or terminated, funded or unfunded), sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any current or former employee or other service provider of Seller in connection with the Business, or any dependent or beneficiary thereof. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any individual residing or working outside the United States.
(b)    Seller has provided to Buyer a true and complete copy of (i) each Employee Benefit Plan, including all amendments thereto and all written interpretations thereof, and (ii) the most recent summary plan description and any summaries of material modifications made thereto.
(c)    None of the Employee Benefit Plans is, and Seller has never sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA; (ii) a “multiemployer welfare arrangement” as defined in Section 3(40) of ERISA; (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which Seller or any entity within the same “controlled group” as Seller within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iv) a plan subject to Title IV of ERISA.
(d)    Each Employee Benefit Plan is now and has been operated in material compliance with its terms and with all applicable Laws including, without limitation, the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state Law (“COBRA”), the Patient Protection and Affordable Care Act, the regulations and authorities published thereunder. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the trust related thereto is exempt from federal income taxes under Section 501(a) of the Code.
(e)    There is no pending or, to Knowledge of Seller, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits).
(f)    No Employee Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason other than as required under COBRA or similar state laws, the entire premium cost of which is payable by the individual. Schedule 2.13(f) sets forth, on a de-identified basis in compliance with HIPAA, each current or former Staff Employee (or dependent or beneficiary thereof) who is receiving continuation coverage under COBRA as of the date hereof and specifies what level of coverage such individual currently has under COBRA.
(g)    Neither the execution of this Agreement nor any of the transactions contemplated by this agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Staff Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Staff Employee; (iii) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
2.14    Business Contracts.
(a)    Schedule 2.14(a) lists each agreement (whether written or oral and including all amendments and supplements thereto) of the Business pursuant to which Seller is obligated to provide retained search services, including all ongoing customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in a default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).

(b)    Schedule 2.14(b) lists the following agreements (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not listed in Schedule 2.14(a) (collectively with the agreements listed in Schedule 2.14(a), the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Seller is, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Seller is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements to which Seller is a party and to which the Selling Person, or any director, manager or officer of Seller, or any immediate family member of the Selling Person or any Affiliate of the foregoing is also a party.
(c)    Seller has delivered to Buyer a true, correct and complete copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Assuming the due authorization, execution and delivery by each other party thereto, each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Seller has performed its obligations under each Business Contract in all material respects, and there exists no material breach or material default (or event that with notice or lapse of time would constitute a material breach or material default) on the part of Seller or, to the Knowledge of Seller, on the part of any other Person under any Business Contract. There has been no notice of termination or notice of default or, to the Knowledge of Seller, any threatened termination of any Business Contract. To the Knowledge of Seller, no party to any Business Contract has provided notice of its intent to reduce its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.
2.15    Customers. Set forth on Schedule 2.15 is a complete list of all customers of Seller whom Seller has performed services for since the beginning of Seller’s 2017 fiscal year (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during Seller’s 2017 fiscal year, 2018 fiscal year, and during the 2019 interim period ended on the date of the Latest Balance Sheet. None of the Customers has notified Seller of any intention or, to the Knowledge of Seller, threatened to terminate or materially reduce its relationship with Seller, and to the Knowledge of Seller, the acquisition of the Business by Buyer would not reasonably be likely to result in such Customers terminating or materially reducing such relationships. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer (except as already reflected in the amount of revenues set forth in Schedule 2.15) and there has been no material dispute with a Customer, in each case since the beginning of Seller’s 2018 fiscal year.

2.16    Warranties. To Seller’s Knowledge, Seller has committed no act, and there has been no omission by Seller, that would reasonably be expected to give rise to any material Liability for breach of any warranty of the Business (whether covered by insurance or not) on the part of Seller, with respect to services rendered prior to or on the Closing Date.
2.17    Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all material Intellectual Property; provided, however, that license agreements for mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements are not listed on Schedule 2.17. Seller has the right to use all Intellectual Property used by Seller or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and Seller is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property; provided, however, that the foregoing shall be limited to the Knowledge of Seller with respect to Intellectual Property owned by third parties. All Intellectual Property included within the Assets and owned by Seller is fully transferable to Buyer without any material modification or payment. To the Knowledge of Seller, no other Person is infringing the rights of Seller in any of its Intellectual Property. Seller has, and at Closing Buyer will receive, Seller’s right to use the name “L.J. Kushner & Associates” including derivations thereof, and all trade names, domain names, email addresses and logos used by Seller in connection with the Business.
2.18    Environmental Matters. Seller has conducted the Business in material compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business. Seller has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Seller may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of Seller in the operation of the Business or otherwise, and no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business. Seller, in connection with the Business, nor any of the Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Seller has satisfied and is currently in compliance in all material respects with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.
2.19    Competing Interests. Except as set forth in Schedule 2.19, neither the Selling Person, nor any director, manager, officer or management-level employee of Seller, nor any Affiliate of the Selling Person (each, a “Related Party”): (a)  owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Seller (in respect of the Business) or that otherwise has material business dealings with Seller (in respect of the Business); or (b) is a party to, or otherwise has any direct or indirect interest opposed to Seller under, any Business Contract or other business relationship.

2.20    No Brokers. Other than to Oberon Securities, LLC, Seller and the Selling Person have not incurred, nor will they incur, any Liability for brokers’ or finders’ fees or commissions in connection with this Agreement or the transactions contemplated hereby.
2.21    Investment Intent. Each of Seller and the Selling Person (a) understands that the issuance of the BG Parent Shares pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the BG Parent Shares solely for Seller and/or the Selling Person’s own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act or any state securities Laws, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning BG Parent and its Affiliates and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the BG Parent Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the BG Parent Shares, (f) is an Accredited Investor (as defined in Regulation D promulgated under the Securities Act), and (g) acknowledges that the BG Parent Shares shall contain substantially the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION THEREUNDER.
2.22    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, NEITHER SELLER NOR THE SELLING PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF SELLER AND THE SELLING PERSON, ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THIS AGREEMENT, ITS SUBJECT MATTER (INCLUDING ANY MATTER WITH RESPECT TO SELLER AND THE SELLING PERSON) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE SELLER DOCUMENTS.
ARTICLE III
Representations and Warranties of Buyer Parties
Each Buyer Party, jointly and severally, represents and warrants to Seller as follows:
3.1    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. BG Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Buyer Party is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business as presently conducted makes such qualification necessary. There is no pending or, to the Knowledge of Buyer, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of either Buyer Party.
3.2    Authority. Each Buyer Party has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such Buyer Party pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by each Buyer Party of each Buyer Document has been duly authorized by all necessary action on the part of such Buyer Party. This Agreement and the other Buyer Documents have been duly executed and delivered by the Buyer Parties party thereto. This Agreement and each of the other Buyer Documents to which a Buyer Party is a party are legal, valid and binding agreements of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms (assuming due authorization, execution and delivery by each other Party hereto), except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
3.3    No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by such Buyer Party will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under (i) any Organizational Document of either Buyer Party or (ii) under any material agreement, order or Law to which either Buyer Party is a party or by which either Buyer Party is in any way bound or obligated that will prevent either Buyer Party from consummating the transactions contemplated by this Agreement.
3.4    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of either Buyer Party in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement (assuming the accuracy of the representations and warranties made by Seller in Section 2.21 (Investment Intent)).
3.5    No Brokers. Neither Buyer nor BG Parent have incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
3.6    Independent Review. Each Buyer Party has conducted its own independent review and analysis of Seller and its condition, cash flow and prospects, as such Buyer Party deems necessary and acknowledges that such Buyer Party have been provided access to the properties, premises and records of Seller for this purpose. In entering this Agreement, each Buyer Party has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein and in any other Seller Documents. Each Buyer Party acknowledges that, except for the representations and warranties in Article II of this Agreement and in any other Seller Documents, no representations or warranties as to the accuracy or completeness of any information provided to the Buyer Parties is made, including with respect to any financial projections; provided, however, that this Section 3.6 shall not preclude either Buyer Party from asserting claims for Fraud.
3.7    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE BUYER PARTIES MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF THE BUYER PARTIES, ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THIS AGREEMENT, ITS SUBJECT MATTER (INCLUDING ANY MATTER WITH RESPECT TO EITHER BUYER PARTY) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE BUYER DOCUMENTS.
ARTICLE IV
Covenants and Agreements
4.1    Assistance with Permits and Filings. Each Party will furnish the other Parties with all information reasonably requested by such other Parties concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body in connection with the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.
4.2    Transaction Costs. Except as otherwise expressly provided in this Agreement, Buyer Parties will pay all transaction costs and expenses (including legal, accounting and other professional fees) that the Buyer Parties incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Except as otherwise expressly provided in this Agreement, Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or the Selling Person incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to Oberon Securities in connection with this Agreement or the transactions contemplated hereby.
4.3    Transferred Staff Employees.
(a)    Effective as of January 1, 2020 (the “Employee Transfer Date”), Buyer shall offer employment to the then-employed Staff Employees listed on Schedule 4.3. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer shall become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). For twelve months following the Employee Transfer Date, each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans on the same or similar basis as Buyer’s other similarly situated staff employees; provided, however, that Buyer, in consultation with the Selling Person, shall have full discretion to establish the wages, hours and other terms and conditions of employment for all Transferred

Staff Employees. Notwithstanding the foregoing, during the Earn-Out Period, each Transferred Staff Employee’s individual compensation will be, at a minimum, consistent with their current compensation with the Seller (as described in Schedule 2.12(a)).
(b)    Seller will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state Law (“COBRA Continuation Coverage”) for all Transferred Staff Employees, Staff Employees, former Staff Employees, and their dependents where the qualifying event as defined in Section 4980B of the Code (the “Qualifying Event”) occurs on or before the Employee Transfer Date. Buyer will be responsible for COBRA Continuation Coverage only for all Transferred Staff Employees and their respective dependents where the Qualifying Event occurs after the Employee Transfer Date. Except as provided above in this Section 4.3, from and after the Employee Transfer Date, Buyer, in consultation with the Selling Person, will have sole discretion over the promotion, retention or termination of the Transferred Staff Employees.
(c)    Buyer shall not be obligated to recognize a Transferred Staff Employee’s service with Seller for the purpose of accruing or vesting in any benefit under a Buyer retirement plan but shall recognize such service for the purpose of computing entitlement to vacations and sick pay, if any, under any Buyer employee benefit plan, to the extent permitted under applicable Law. Notwithstanding the foregoing, any severance and/or vacation benefits payable upon a Transferred Staff Employee’s termination of employment with Buyer will be based on the Transferred Staff Employee’s actual years of service with Buyer from and after the Employee Transfer Date. Buyer and Seller agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Seller and shall be paid and discharged in full by Seller when and if due.
(d)    This Section 4.3 is an agreement solely between Seller, Selling Person and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Seller, Selling Person or Buyer and any other Person, or shall confer upon any Staff Employee, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.
(e)    The Parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.
4.4    Transfer Taxes. Seller and Buyer shall each pay and be responsible for 50% of any sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), and shall indemnify and hold each other and their respective Affiliates harmless for their respective share of such Taxes. Buyer and Seller shall reasonably cooperate to minimize any such Transfer Taxes. The Party that is customarily required under applicable Law to do so will prepare and timely file, at its own expense, any such Tax Return required to report such Transfer Tax and each other Party shall reasonably cooperate and join in executing such Tax Return to the extent necessary.
4.5    Tax Responsibility; Tax Information; Tax Proration.
(a)    Seller and the Selling Person, as applicable, shall be responsible for any and all income and capital gains Taxes and franchise or other Taxes based on overall gross or net income of Seller resulting from the consummation of the transactions contemplated by this Agreement.
(b)    Seller and Buyer will provide the other Parties with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(c)    With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Seller shall jointly, in good faith, estimate the amount of Property Taxes payable by Seller with regard to a Straddle Period pursuant to this Section 4.5(c) and either (i) Buyer shall receive a credit against the amount due from Buyer at Closing in the event that the amount of Property Taxes paid by Seller prior to Closing for a Straddle Period is less than the amount of Property Taxes that is allocated to Seller pursuant to this Section 4.5(c), or (ii) Seller shall receive from the Buyer, as additional Purchase Price, the excess of the amount of Property Taxes paid by Seller prior to Closing for a Straddle Period, over the amount of Property Taxes that is allocated to Seller pursuant to this Section 4.5(c). When the actual amount of Property Taxes are known, Buyer and Seller shall readjust the amount of Property Taxes for which Seller are liable in accordance with this Section 4.5(c) (by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be). Any disagreement concerning the calculation of Taxes under this Section 4.5(c) (that cannot be resolved in good faith by the Buyer and

Seller within five (5) days after the disagreement arose) shall be resolved by the Independent Accounting Firm.
4.6    Name Change. No later than the tenth Business Day following the Closing, Seller will file all documents necessary to change its name and the name of any Affiliates (including any “d/b/a’s”) to names bearing no similarity to “L.J. Kushner & Associates.”
4.7    Discharge of Liabilities. Seller shall cause to be paid and satisfied in due course all Excluded Liabilities which it is obligated to pay and satisfy.
4.8    Assignment of Assumed Contracts. For ninety (90) calendar days following the Closing Date, Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer promptly upon receipt, all third Person consents not obtained prior to Closing that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. If Seller is unable to obtain any such third Person consent, Seller shall use its commercially reasonable efforts for ninety (90) calendar days following the Closing Date to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and Seller.
4.9    Accounts Receivable.
(a)    Seller shall promptly deliver to Buyer any payment received by, or on behalf of, Seller with respect to the Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within one hundred twenty (120) calendar days following the Closing Date (the “Repurchase Date”), after notice by Buyer to Seller to such effect, Seller shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable, and Seller shall thereafter have the right to pursue collection of such Acquired Accounts Receivable; provided, however, that to the extent reasonable progress has been made in collecting any such uncollected Acquired Accounts Receivable as of the Repurchase Date, then Seller’s repurchase obligation with respect to such uncollected Acquired Accounts Receivable shall be extended by an additional ten (10) calendar days after the Repurchase Date in order to provide Seller with the opportunity to assist Buyer in connection with its efforts to collect such Acquired Accounts Receivable.
(b)    The Buyer Parties shall promptly deliver to Seller any payment received by, or on behalf of, either Buyer Party with respect to the Excluded Accounts Receivable not purchased by a Buyer Party pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a)). Seller may collect payment on the Excluded Accounts Receivable not purchased by the Buyer Parties pursuant to this Agreement.
(c)    In pursuing collection of any Acquired Accounts Receivable purchased by Seller pursuant to the second sentence of Section 4.9(a) and any Excluded Accounts

Receivable not purchased by Buyer pursuant to this Agreement, Seller agrees to use its commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.
(d)    No later than the fifth Business Day following the Closing Date, Seller shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Seller with respect to producing and delivering these reports to the extent requested by Seller.
(e)    Any reacquisition by Seller of an Acquired Accounts Receivable shall be considered a purchase price adjustment for income Tax purposes and shall be credited against any allocation of the Purchase Price that was previously made to such Acquired Accounts Receivable pursuant to Section 1.11.
4.10    Financial Statements for Assets. Following the Closing, Seller will use its commercially reasonable efforts to assist Buyer in the preparation of Seller historical financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Buyer’s independent public accountants) and other information and data as are reasonably requested by Buyer to allow Buyer and its Affiliates to prepare and file with the Securities and Exchange Commission the historical and pro forma financial statements with respect to the Assets required by applicable U.S. federal securities laws, including Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, and/or to permit or maintain the effectiveness of any registration statement under the Securities Act. Seller’s obligations under this Section 4.10 shall cease once the time period for which Buyer and its Affiliates are required to provide any such financial information has expired pursuant to applicable U.S. federal securities Laws.
4.11    New Jersey Offices. Upon the request of Buyer, Seller and the Selling Person shall use commercially reasonable efforts to cooperate with Buyer, and use their commercially reasonable efforts to assist Buyer with, entering into a lease agreement for the New Jersey Offices with the landlord for the New Jersey Offices upon terms and conditions that are substantially similar to the Seller’s right to use and occupy the New Jersey Offices immediately prior to the Closing.
ARTICLE V
Indemnification
5.1    Indemnification of Buyer. Seller will indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Seller in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;

(b)    the breach of any agreement or covenant made by Seller in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)    any Liability of Seller, other than the Assumed Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing Date; or
(d)    any Taxes described in Section 1.4(e).
5.2     Indemnification of Seller and the Selling Person. The Buyer Parties, severally and jointly, will indemnify, defend and hold Seller, the Selling Person, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by either of the Buyer Parties in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement or covenant made by either of the Buyer Parties in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)    the failure of the Buyer Parties to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities; or
(d)    any Liability of the Buyer Parties, other than the Excluded Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring after the Closing Date.
5.3    Survival. Subject, in each instance, to this Section 5.3 and the limitations set forth in Section 5.4, the representations and warranties, covenants and agreements of Seller and the Buyer Parties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that such covenants and agreements will survive until performance is complete or they otherwise expire, whether by their express terms or as a matter of applicable Law (the “Covenant Survival Period”).
5.4    Time Limitation.
(a)    After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Seller Fundamental Representations and those made in Section 2.13 (Employee Benefit Plans), Section 2.18 (Environmental Matters), in each case, as to which a claim may be made at any time prior to forty-five (45) calendar days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is twelve (12) months after the Closing Date, the Buyer Indemnitee notifies Seller in writing of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Section 5.1(b) may only be made with respect to breaches that occur on or before the expiration of the applicable Covenant Survival Period and claims made pursuant to Sections 5.1(c) and (d) and claims based upon Fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
(b)    After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Buyer Fundamental Representations, in each case, as to which a claim may be made at any time prior to forty-five (45) calendar days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is twelve (12) months after the Closing Date, the Seller Indemnitee notifies Buyer in writing of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b), (c) and (d) and claims based upon Fraud committed by the Buyer Parties in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
5.5    Limitations on Amount.
(a)    Seller.
(i)    Seller shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $75,000 (the “Threshold Amount”); provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Seller’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed above $37,500, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Section 5.1(b), Section 5.1(c) and Section 5.1(d), and (C) claims based upon Fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby.
(ii)    Seller’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $1,800,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Seller Fundamental Representations and indemnification pursuant to Section 5.1(b)-(d) (other than claims based upon a breach of the covenants and agreements set forth in Article VI below, for which no such limitation shall apply) for which the aggregate Liability of Seller and the Selling Person for Losses under this Article V shall not exceed the sum of (A) the Purchase Price received by Seller and the Selling Person (which shall include the BG Parent Shares issued hereunder to the Selling Person at Closing with a value of $1,000,000), plus (B) the Earn-Out Payments received by Seller, if any (the “Purchase Price Cap”), and (2) claims based upon Fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
(b)    Buyer.
(i)    The Buyer Parties shall not have Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.1 exceeds the Threshold Amount; provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, the Buyer Parties’ Liability shall relate back to and include the first dollar of the aggregate Losses so claimed above $37,500, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), (c) and (d), and (C) claims based upon Fraud committed by either Buyer Party in connection with this Agreement or the transactions contemplated hereby.
(ii)    The Buyer Parties’ aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations and indemnification pursuant to Section 5.2(b)-(d), for which the aggregate Liability of the Buyer Parties for Losses under this Article V shall not exceed the Purchase Price Cap, and (2)  claims based upon Fraud committed by the Buyer Parties in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
(c)    Other Limitations.
(i)    No Party shall be liable for punitive or Consequential Damages (as defined below) as a result of a breach of this Agreement. For purposes of this Agreement, “Consequential Damages” shall mean those damages that arise solely from the special circumstances of the damaged party that could not have been reasonably foreseen by the breaching party; provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Sections 5.1 or 5.2 to recover Losses that arise as a result of (i) a Third Party Claim against the Indemnified Party for punitive damages or Consequential Damages, or (ii) claims based upon Fraud committed by an Indemnifying Party in connection with this Agreement or the transactions contemplated hereby.
(ii)    Each Party agrees that in the event of any breach giving rise to an indemnification obligation under this Article V, such Party shall take and cause its Affiliates to take, or cooperate with the other Parties, if so requested, in order to take, commercially reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent Liability from becoming an actual Liability).
5.6    Right of Setoff. With respect to any valid claim for indemnification made in good faith under this Article V (or to which Seller agrees Buyer is entitled to indemnification) or any Purchase Price Adjustment in favor of Buyer finally determined to be in favor of Buyer pursuant to Section 1.7, Buyer is hereby authorized to setoff and apply any and all amounts owing by Seller to Buyer or a Buyer Indemnitee against the obligations, if any, owing by either of the Buyer Parties to Seller or the Selling Person in respect of this Agreement, including any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6 and, in the instance of any valid claim for indemnification under this Article V, any Purchase Price Adjustment in favor of Seller that may have otherwise been payable pursuant to Section 1.7; provided, however, that Buyer shall escrow any such amount so set-off until Buyer’s claim for such sums is finally adjudicated to the applicable provisions of this Agreement and, to the extent it is ultimately, finally adjudicated that either Buyer is not entitled to any such funds or Seller or the Selling Person is entitled to such sums, then Buyer shall release such funds to Seller or the Selling Person within five (5) Business Days after such final adjudication. Such setoff is not the sole and exclusive remedy of Buyer.
5.7    Matters Involving Third Party and Direct Claims.
(a)    Promptly after the receipt by any Person entitled to indemnification pursuant to this Article V (the “Indemnified Party”) of notice of the commencement of any action by a Person who is not a Party to this Agreement (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any Party or Parties obligated to provide indemnification pursuant to this Article V (the “Indemnifying Party”), give such Indemnifying Party written notice of such claim in reasonable detail in light of the circumstances then known to such Indemnified Party but in no event later than thirty (30) calendar days after the Indemnified Party receives written notice of the Third Party Claim; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its Liabilities hereunder, except to the extent that such failure to give notice materially prejudices any defense or claim of the Indemnifying Party.
(b)    If the Indemnifying Party, within thirty (30) calendar days after receiving the Indemnified Party’s notice of the Third Party Claim, acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party suffers relating to or arising from the Third Party Claim and provides the Indemnified Party at such time with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided, that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (ii) the Third Party Claim seeks non-monetary damages, including an injunction, specific performance or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to (1) actively and diligently defend the Third Party Claim, (2) keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim, or (3) permit the Indemnified Party with the opportunity to participate in the defense of the Third Party Claim (at the Indemnified Party’s own expense, except as provided below), or (iv) the Indemnified Party has determined in good faith that there would be a conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the indemnification Proceeding.
(c)    If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to, the Third Party Claim unless the proposed settlement or compromise, or judgement or order, as applicable, (1) involves only the payment of money by one or more Indemnifying Parties, (2) does not impose any injunction, specific performance or other equitable relief upon the Indemnified Party, (3) includes an unconditional release of the Indemnified Party and its Affiliates for any Liability arising from or related to such Third Party Claim, and (4) there is no finding or admission of any violation of Law by the Indemnified Party or its Affiliates, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party suffers relating to or arising from the Third Party Claim and the Indemnifying Party may not claim that it does not have an indemnification obligation with respect thereto, (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if in the reasonable opinion of counsel to the Indemnified Party (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party; and (iv) it shall actively and diligently defend the Third Party Claim and keep the Indemnified Party fully and timely apprised of all material developments, including settlement offers, with respect to the Third Party Claim.
(d)    If the Indemnifying Party does not assume the defense of any Third Party Claim, or if any condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim set forth above becomes unsatisfied, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate (and the Indemnified Party need not consult with, or obtain consent from, the Indemnifying Party in connection therewith) and shall be entitled to indemnification in respect thereof in accordance with Sections 5.1 or 5.2, as applicable; provided, however, in no event shall the Indemnified Party settle any Third Party Claim while the defense thereof is controlled by the Indemnifying Party pursuant to and in accordance with this Section 5.7 without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)    Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof after it becomes aware of such Direct Claim, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure to give notice materially prejudices any defense or claim of the Indemnifying Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim, provided, however, that if the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim.
5.8    Miscellaneous.
(a)    Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Acquired Accounts Receivable if the full amount of such uncollected Acquired Accounts Receivable is repurchased from Buyer by Seller if so required pursuant to Section 4.9(a). No Indemnified Party shall be entitled to recover Losses or obtain any payment, reimbursement, restitution or indemnity more than once with respect to the same Loss.
(b)    Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of this Article V.
ARTICLE VI
Noncompetition and Nonsolicitation Agreement
6.1    Noncompetition and Nonsolicitation.
(a)    Restrictive Covenants. In consideration of the transactions contemplated by this Agreement, including the purchase of the Assets (and the goodwill associated therewith) and the Business, Seller and the Selling Person covenant to Buyer that, for a period beginning on the Closing Date and continuing until five (5) years after the Closing Date (the “Non-Competition Period”), except on behalf of the Buyer Parties or any controlled Affiliate thereof, without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), Seller, any Affiliate of Seller, the Selling Person, and any Affiliate of the Selling Person (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of providing or marketing Cybersecurity retained search services (a “Competing Business”) within the United States of America; (y) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the period preceding the Closing Date was, a purchaser of services from Seller, Buyer or their respective Affiliates, to purchase any services from any Competing Business other than Buyer or its Affiliates; or (z) solicit, induce or hire any Person who is an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates, or approach any such employee, temporary personnel or billable staffing independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person.
(b)    Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.
(c)    Equitable Relief. Seller and the Selling Person acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.
(d)    Representations. Seller and the Selling Person acknowledge and agree that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Seller or the Selling Person. Seller and the Selling Person acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Seller and the Selling Person acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
(e)    Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its

Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
ARTICLE VII
Miscellaneous
7.1    Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the Parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this provision):

if to either of the Buyer Parties:	with copies to:

BG Staffing, LLC
5850 Granite Parkway, Suite 730
Plano, Texas 75024
Attention: Beth Garvey
Email: bgarvey@bgstaffing.com

and

BG Staffing, Inc.
5850 Granite Parkway, Suite 730
Plano, Texas 75024
Attention: Dan Hollenbach
Email: dhollenbach@bgstaffing.com
Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attention: Paul S. Conneely Facsimile: (214) 855-8200 Email: paul.conneely@nortonrosefulbright.com

if to Seller or the Selling Person:	with copies to:

L.J. Kushner & Associates, L.L.C. 36 W. Main St., Suite 302 Freehold, New Jersey 07728 Attention: Lee J. Kushner Email: leejkushner@gmail.com	Blank Rome LLP One Logan Square 130 North 18th Street Philadelphia, PA 19103 Attention: Alan Zeiger Facsimile: (215) 832-5754 Email: zeiger@blankrome.com

7.2    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.
7.3    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
7.4    Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
7.5    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or the Buyer Parties without the prior written consent of the Buyer Parties or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, the Buyer Parties may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release either Buyer Party of any of the Buyer Parties’ obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties hereto.
7.6    Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, dated as of July 17, 2019, between BG Parent and Oberon Securities, LLC, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Seller contained in Article II of this Agreement will constitute representations and warranties of Seller under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified only by written instrument making specific reference to this Agreement signed by the Parties hereto and this Agreement may only be waived in a writing making specific reference to this Agreement and signed by the Party against whom such waiver is to be effective.
7.7    Specific Performance; Remedies Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. The rights and remedies described or provided in this Agreement set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any Party with respect to matters arising or in connection with this Agreement and the transactions contemplated hereby and each Party (on behalf of itself and its Affiliates) hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable Law and hereby covenants that it and all of its Affiliates shall refrain from, directly or indirectly, asserting any Proceeding of any kind against any Person based on any matter purported to be waived hereby; provided, however, that this Section 7.7 shall not preclude any Party from asserting claims for Fraud.
7.8    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
7.9    Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.
7.10    Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items. For purposes of this Agreement, including Section 1.6(f) and Section 5.5(a)(ii), a Party will be deemed to have received such amount that would have otherwise been payable to such Party hereunder, but that such Party did not actually receive pursuant to and in accordance with the offset rights set forth in Section 5.6.
7.11    Certain Definitions. For purposes of this Agreement:
(a)    the term “Acquired Accounts Receivable” means any accounts or notes receivable of Seller that are not an Excluded Accounts Receivable, including (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are less than ninety (90) calendar days past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are less than ninety (90) calendar days past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by Seller as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing;
(b)    the term “Adjusted Net Working Capital” means (x) the current assets of Seller (not including Cash Equivalents of Seller or any other Excluded Assets) minus (y) the current liabilities of Seller (not including Indebtedness of Seller or any other Excluded Liabilities), as calculated in accordance with the Net Working Capital Methodology;

(c)    the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, now or in the future, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;
(d)    the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas are permitted or required to be closed;
(e)    the term “Buyer Fundamental Representations” means, collectively, those representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(i) (No Violation of Organizational Documents) and Section 3.5 (No Brokers).
(f)    the term “Cash Equivalents” means the positive difference between (i) all cash on hand, cash in bank or other accounts, bank deposits, negotiable money orders, credit card payments received and checks (including those held by Seller as of the Closing Date but not yet deposited) and other cash-equivalent liquid assets of any nature, less (ii) uncleared checks, drafts or wire transfers issued by Seller that are outstanding as of the Closing Date;
(g)    the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(h)    the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;
(i)    the term “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are ninety (90) calendar days or more past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are ninety (90) calendar days or more past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any accounts or notes receivable of Seller from a Related Party; and (iv) any claim, remedy or other right related to any of the foregoing;
(j)    the term “Fraud” means, as finally determined by a court of competent jurisdiction, the actual and intentional common law fraud by a Party with respect to the making of a representation or warranty by such Party set forth in this Agreement that was material to the claiming Party’s decision to enter into this Agreement and upon which the claiming Party relied;

(k)    the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;
(l)    the term “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body;
(m)    the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, and includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;
(n)    the term “Indebtedness” means all obligations of Seller for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;
(o)    the term “Independent Accounting Firm” means BDO USA, LLP or a successor of such firm, or if such firm declines to act or is, at the of submission thereto, unable to act or a principal independent auditor of Buyer or Seller, or in any manner associated with or being compensated or employed by Buyer or Seller, another accounting firm of regional or national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;
(p)    the term “Intellectual Property” means any and all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Seller and used in the Business;
(q)    the term “Knowledge of Seller” or “Seller’s Knowledge” or similar language, means the actual knowledge of Lee J. Kushner based on a reasonable inquiry and investigation into the subject matter of such representation and warranty;
(r)    the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other similar encumbrance or claim of any nature;
(s)    the term “Organizational Document” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto;
(t)    the term “Party” means any of Buyer, BG Parent, Seller or the Selling Person;
(u)    the term “Permit” means any permit, license, authorization, approval, quality certification, franchise or similar right obtained from a Governmental Body;
(v)    the term “Permitted Liens” means (i) mechanic’s and material men’s Liens and workmen’s, repairmen’s, warehousemen’s and carriers’ Liens or other like Liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) Liens for Taxes that are not delinquent or are being contested in good faith and by appropriate Proceedings to the extent disclosed on the Latest Balance Sheet, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Seller;
(w)    the term “Person” means any individual, corporation, partnership, Governmental Body or other entity;
(x)    the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator;
(y)    the term “Records” means the books and records of the Business, whether inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form;
(z)    the term “Seller Fundamental Representations” means, collectively, those representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4(i) (No Violation of Organizational Documents), Section 2.8 (Taxes), Section 2.20 (No Brokers), and Section 2.21(f) (Investment Intent); and
(aa)    the term “Target Net Working Capital” means the amount of $241,000.
7.12    Guaranty by the Selling Person. In consideration of the execution and delivery by Buyer of this Agreement, the Selling Person hereby guarantees absolutely and unconditionally to Buyer (a) the performance, when and as due, of all post-Closing obligations of Seller arising under this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Seller set forth in this Agreement
7.13    Attorney-Client Communications. Each of the Buyer Parties, on behalf of themselves, their Affiliates and the Buyer Indemnitees (collectively, “Buyer Parties Group”), irrevocably acknowledges and agrees as follows: (i) all communications of any nature at any time (and all records of such communications) between Seller and the Selling Person (the “Seller Parties”)

or any officer, member, manager, employee, or agent of Seller, on the one hand, and any of either Seller Parties’ brokers, financial advisors, attorneys, accountants and other advisors, including Blank Rome LLP and its partners and employees, on the other hand, and all of Blank Rome LLP’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Seller Document, the transactions contemplated by the Agreement or any Seller Document, or any acquisition proposal, and all matters related to any of the foregoing (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as and to the extent applicable, solely in favor of and held by the Seller Parties;  (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Seller Parties and their personal representatives, successors and assigns, and not by any member of the Buyer Parties Group or their respective successors or assigns; (iii) all Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely retained by the Seller Parties and the members of the Buyer Parties Group and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications, and (iv) Blank Rome LLP shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to any member of the Buyer Parties Group by reason of any attorney-client relationship between Blank Rome LLP and any Buyer Parties Group member.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:
BG Staffing, LLC
By: /s/ Beth Garvey
Name: Beth Garvey
Title: President and Chief Executive Officer

BG PARENT:
BG Staffing, Inc.
By: /s/ Beth Garvey
Name: Beth Garvey
Title: President and Chief Executive Officer

SELLER:
L.J. Kushner & Associates, L.L.C.
By: /s/ Lee J. Kushner
Name: Lee J. Kushner
Title: President

Solely for the purposes of Section 1.6(f), Section 1.11, Section 4.3, Section 4.11, Article VI and Section 7.12:
SELLING PERSON:
/s/ Lee J. Kushner
Lee J. Kushner

[Signature Page to Asset Purchase Agreement]

Exhibits
A        Bill of Sale
B        Assignment and Assumption Agreement
C        Employee Lease Agreement
D        Employment Agreement for Lee J. Kushner
Schedules
1.1(d)        Customer Contracts
1.1(e)        Other Assumed Contracts
1.5        Wire Instructions
1.6        Adjusted Earnings Methodology and Earn-Out Payment Examples
1.7(a)        Net Working Capital Methodology
2.1        Organization
2.3(a)        Title to Assets
2.4        No Violation
2.5        Governmental Consents
2.6        Financial Information
2.7        Absence of Certain Changes
2.8        Taxes
2.9        Proceedings
2.11        Permits
2.12(a)        Employee Matters
2.13(a)        Employee Benefit Plans
2.13(f)        Employee Benefit Plans
2.14(a)        Business Contracts
2.14(b)        Business Contracts
2.15        Customers
2.17        Intellectual Property Rights
2.19        Competing Interests
4.3        Transferred Staff Employees

99,080,865.1